EXHIBIT 99.1

Univest Corporation of Pennsylvania -- Univest National Bank and Trust Co. Reports Second Quarter Earnings

SOUDERTON, Pa., July 25, 2007 (PRIME NEWSWIRE) -- Univest Corporation of Pennsylvania (Nasdaq:UVSP), parent company of Univest National Bank and Trust Co., has reported net income of $6,075,000 or $0.47 basic net income per share for the second quarter ended June 30, 2007, compared to $6,015,000 or $0.47 basic net income per share for the same period ended June 30, 2006. This net income change represents an increase of 1.00%. Diluted earnings per share were $0.47 and $0.46 for the three-month periods ended June 30, 2007 and 2006 respectively.

Assets totaled $1,978,272,000 and shareholders' equity totaled $187,653,000 as of June 30, 2007.

For the six months ended June 30, 2007, Univest reported net income of $12,322,000 or $0.95 basic net income per share, compared to $12,229,000 or $0.95 basic net income per share reported for the six months ended June 30, 2006. This net income change represents an increase of 0.76%. Diluted earnings per share were $0.95 and $0.94 for the six months ended June 30, 2007 and 2006 respectively.

On July 2, 2007, Univest Corporation paid a quarterly cash dividend of $0.20 per share to shareholders of record as of June 7, 2007. This is an increase of $0.01 or 5.3% over the same period last year.

Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties. Univest National Bank and Trust Co. offers customers 33 financial service centers, 12 retirement financial services centers, and 39 ATM locations throughout the region, and is the parent company of Vanguard Leasing, Inc., a small ticket commercial leasing business. Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa. serves commercial and personal customers, and has two divisions in Chester County -- Donald K. Martin & Co. and B.G. Balmer & Co. Univest Investments, Inc., a full-service broker-dealer and investment advisory firm, offers a wide range of investment products and services.

For more information on Univest Corporation, please visit www.univest.net.

The Univest Corporation of Pennsylvania logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3932

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

                    Univest Corporation of Pennsylvania
                       Financial Summary Highlights

                               (Unaudited)
                 ($ in thousands, except per share data)

                                       For the Three Months Ended

                                     June 30,    June 30,
                                       2007       2006       % CHANGE
                                     --------    --------    --------
 Net interest income               $    15,638 $    15,555       0.53%
 Provision for loan and
   lease losses                    $       653 $       515      26.80%
 Net interest income after
   provision for loan and
   lease losses                    $    14,985 $    15,040      -0.37%
 Net income                        $     6,075 $     6,015       1.00%
 Net income per share:
 Basic                             $      0.47 $      0.47          --
 Diluted                           $      0.47 $      0.46       2.17%
 Dividends per share               $      0.20 $      0.19       5.26%

                                        For the Six Months Ended

                                     June 30,    June 30,
                                       2007       2006       % CHANGE
                                     --------    --------    --------
 Net interest income               $    31,083 $    30,547       1.75%
 Provision for loan and
   lease losses                    $     1,277 $     1,026      24.46%
 Net interest income after
   provision for loan and
   lease losses                    $    29,806 $    29,521       0.97%
 Net income                        $    12,322 $    12,229       0.76%
 Net income per share:
 Basic                             $      0.95 $      0.95          --
 Diluted                           $      0.95 $      0.94       1.06%
 Dividends per share               $      0.40 $      0.38       5.26%

                                     June 30,    June 30,
                                       2007       2006       % CHANGE
                                     --------    --------    --------
 Total assets                      $ 1,978,272 $ 1,851,573       6.84%
 Total shareholders' equity        $   187,653 $   178,116       5.35%
 Total deposits                    $ 1,556,701 $ 1,439,777       8.12%

CONTACT:  Univest Corporation Of Pennsylvania
          Kim Detwiler, VP, Corporate Communications
          215-721-8396
          detwilerk@univest.net